Exhibit 10.21

AMENDMENT #1 TO EMPLOYMENT AGREEMENT

This amendment agreement #1 (the “Amendment Agreement”) is effective as of 6/15/2022, (the “Effective Date”) between Alpha Cognition USA Inc. (the “Company”) and Donald Kalkofen.

WHEREAS the Company and Mr. Kalkofen (the “Parties”) entered into an employment agreement dated April 11, 2022 (the “Employment Agreement”) pursuant to which Mr. Kalkofen was appointed as the Chief Financial Officer of the Company, which is a wholly owned subsidiary of Alpha Cognition Canada Inc., which in turn is a wholly owned subsidiary of Alpha Cognition Inc. (the “Public Company”).

AND WHEREAS the Parties have agreed to amend the Employment Agreement as provided in this Amendment Agreement.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

1.	Definitions

In this Amendment Agreement (including the recitals), unless otherwise defined herein or the context otherwise requires, all capitalized terms shall have the respective meanings specified in the Employment Agreement.

2.	To be Read with the Employment Agreement

This Amendment Agreement is an amendment to the Employment Agreement. Unless the context of this Amendment Agreement otherwise requires, the Employment Agreement and this Amendment Agreement shall be read together and shall have effect as if the provisions of the Employment Agreement and this Amendment Agreement were contained in one agreement. From and after the date hereof, all references in the Employment Agreement to “this Agreement” shall be deemed to be references to the Employment Agreement, as amended by this Amendment Agreement.

3.	Amendment to the Employment Agreement

The Employment Agreement is hereby amended by adding the following provision as Section 4.6:

11. Change of Control. If any of the following events (each a “Change of Control Event”) occur in connection with the Public Company:

(a) the completion of a transaction for the consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Public Company as a result of which the holders of common shares of the Public Company (the “Shares”) prior to the completion of the transaction hold or beneficially own, directly or indirectly, less than 50% of the outstanding Shares of the successor corporation after completion of the transaction;

(b) the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Public Company and/or any of its subsidiaries to any other person or entity, other than a disposition to a wholly-owned subsidiary in the course of a reorganization of the assets of the Public Company and its subsidiaries. For the purposes of the foregoing, the sale, lease, exchange or other disposition of greater than 50% of such assets will be deemed to constitute all or substantially all of the assets;

(c) a resolution is duly adopted by the shareholders of the Public Company to wind- up, dissolve or liquidate the Public Company;

(d) an acquisition by any person, entity or group of persons or entities acting jointly or in concert of beneficial ownership of more than 50% of the Shares; or

(e) the individuals who were nominated by management of the Public Company to act as directors on the board of the Public Company in connection with the most recent meeting of the shareholders of the Public Company at which such elections were held (the “Included Directors”), do not for any reason constitute at least a majority of the board as at the conclusion of any subsequent meeting of Company shareholders or at any time prior to such subsequent meeting as evidenced by regulatory filings, provided that any director appointed by board resolution where no less than a majority of directors voting on or consenting to such resolution are Included Directors who vote in favour of such appointment, shall upon such appointment be an Included Director, then you will receive: (i) a cash payment equal to the yearly Base Salary (not less than $420,000 per annum); (ii) a cash bonus equal to 50% of the Base Salary described in (i); and (iii) continuation of your comprehensive healthcare benefits for twelve (12) months from the date of the Change of Control Event.

4.	Continuance of Employment Agreement

The Employment Agreement, as modified by this Amendment Agreement, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for in this Amendment Agreement.

5.	Counterparts

This Amendment Agreement may be executed in any number of counterparts (including counterparts by electronic communication) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Amendment Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

6.	Governing Law

Section 10 of the Employment Agreement is incorporated by reference into this Amendment Agreement.

7.	Independent Legal Advice.

The Parties have each had the opportunity to receive legal advice in connection with the execution of this Amendment Agreement and each party has either received such legal advice as such party has deemed necessary or such party has waived the right to such legal advice.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have duly executed this Amendment Agreement effective as of the date written above.

ALPHA COGNITION USA INC.

Per:	/s/ Michael McFadden
Authorized Signatory

Michael McFadden
Print Name & Title

ALPHA COGNITION INC.

Per:	/s/ Len Mertz
Authorized Signatory

Len Mertz
Print Name & Title

/s/ Donald Kalkofen
DONALD KALKOFEN

3